Exhibit 99.7

To All Atlas Energy Employees:

I want to share some exciting news with you, and to assure each of you individually that the corporate transactions I’m about to describe should be of benefit — professionally and economically — to virtually all of our employees.

A few hours ago, Atlas Energy, Inc. (“ATLS”) agreed to sell many of its assets, especially those related to its partnership syndication business, to Atlas Pipeline Holdings (“AHD”). When this transaction is effectuated, all of our employees working directly on these assets and the overwhelming majority of our employees working in financial and administrative divisions will join Atlas Pipeline Holdings. As Chairman of both companies, I will welcome you to an Atlas Pipeline Holdings, whose corporate culture is no different from that to which you’re accustomed. Your actual job and benefits should not be noticeably different — except to the extent that we are always trying to make things better.

Atlas Energy (“ATLS”) has also agreed that the remainder of its business, in particular Atlas Energy’s Marcellus and Michigan operations, will be acquired by Chevron Corporation through a merger. Chevron has the size, scale and capital to take these businesses and expand them even further than the extraordinary success that we have already achieved with lesser resources. Together with senior management of Atlas Energy, Chevron will be in immediate contact with those employees who are to become part of its business.

On completion of these transactions, we will have achieved for our shareholders a return of well over 800% since our initial public offering less than 6 1/2 years ago. Many of you as shareholders, directly or through our various plans, will share in this benefit. But these transactions are not intended to “effectuate economies” by disposing of employees, or cutting their compensation. To the contrary! For those of our employees continuing with Atlas Pipeline Holdings, we expect that you will be part of an expanding and prospering company whose future success we hope will be even greater than we’ve accomplished to date at Atlas Energy. Those of you going with Chevron should know that through this sale, we will be bringing into the Marcellus Shale one of the world’s largest corporations, an energy company second to none in its skills and dedication to excellence, and, in my opinion, very similar to Atlas Energy in its desire to treat its employees properly and appreciatively.

These transactions are, of course, subject to shareholder approval and other customary closing conditions, and are expected to close in the first half of 2011. In the meantime, we will be scheduling immediate explanatory discussions with all of our employees which you’ll be hearing about in a few minutes. But if even after these meetings, any of you has any question, or concern, please feel free to contact me directly by e-mail at ecohen@atlasenergy.com or by telephone at 215-717-3338. I thank each of you again for all of your past efforts which have made this happy announcement possible.

Sincerely yours,

Edward Cohen,

Chairman and CEO

Atlas Energy, Inc.